Exhibit 10.1

Execution Version

CUSIP NUMBERS: 11823LAC9

11823LAD7

REVOLVING CREDIT AGREEMENT

dated as of September 30, 2014

among

BUCKEYE PARTNERS, L.P., BUCKEYE ENERGY SERVICES LLC,

BUCKEYE CARIBBEAN TERMINALS LLC and BUCKEYE WEST INDIES HOLDINGS LP

as Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK,

as Administrative Agent

JPMORGAN CHASE BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

BARCLAYS BANK PLC and UBS SECURITIES LLC

as Co-Documentation Agents

SUNTRUST ROBINSON HUMPHREY, INC., J.P. MORGAN SECURITIES LLC,

WELLS FARGO SECURITIES, LLC, BARCLAYS BANK PLC and UBS SECURITIES LLC

as Joint Lead Arrangers and Joint Book Managers

ii

Schedules

Schedule I		Commitment Amounts

Schedule 2.21	-	Existing Letters of Credit
Schedule 7.5	-	Restrictive Agreements
Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Restricted Subsidiaries
Exhibit B-2	-	Unrestricted Subsidiaries

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.6	-	Form of Notice of Conversion/Continuation
Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(v)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

iii

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2014, by and among BUCKEYE PARTNERS, L.P., a limited partnership formed under the laws of the State of Delaware (“BPL”), BUCKEYE ENERGY SERVICES LLC, a limited liability company formed under the laws of the State of Delaware (“BES”), BUCKEYE CARIBBEAN TERMINALS LLC, a limited liability company formed under the laws of the Commonwealth of Puerto Rico (“BCT”) and BUCKEYE WEST INDIES HOLDINGS LP, a limited partnership formed under the laws of the Cayman Islands (“BWIH”, and together with BES and BCT, collectively the “Buckeye Merchant Service Companies” and each individually a “Buckeye Merchant Service Company”; BPL and the Buckeye Merchant Service Companies are collectively the “Borrowers” and each individually a “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), the issuing banks from time to time party hereto (each, an “Issuing Bank” and, collectively, the “Issuing Banks”) and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders establish a $1,500,000,000 revolving credit facility in favor of BPL, of which $500,000,000 will be made available for extensions of credit to the Buckeye Merchant Service Companies, which revolving credit facility shall provide for the issuance of Letters of Credit and Swingline Loans, in each case subject to the sublimits set forth herein;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Banks and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrowers;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrowers, the Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender agree as follows:

ARTICLE I.

DEFINITIONS; CONSTRUCTION

Section 1.1.                                Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Account Debtor”: a Person who is obligated under an Account Receivable.

“Account Party” shall mean any Borrower or any Restricted Subsidiary of any Borrower for whose account a Letter of Credit has been issued.

“Account Receivable”: an “account” or “payment intangible” (as such terms are defined in the Uniform Commercial Code as in effect in the State of New York) of a Buckeye Merchant Service Company or any of its Subsidiaries.

“Acquisition” shall mean the acquisition by any Person of the Equity Interests of another Person (other than an existing wholly-owned Subsidiary of such Person), or one or more assets, operating lines, businesses or divisions of another Person (other than an existing Subsidiary of such Person), in each case, whether through purchase, merger or other business combination or transaction.  For purposes of Section 6.1, the Trafigura Acquisition shall be deemed to be an Acquisition occurring in the third Fiscal Quarter of 2014 and in respect of which the Borrower has elected to increase the Required Threshold for the Fiscal Quarters ending September 30, 2014, December 31, 2014, March 31, 2015 and June 30, 2015.

“Additional Lender” shall have the meaning set forth in Section 2.22.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing or Base Rate Borrowing accruing interest pursuant to clause (iii) of the definition of Base Rate, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage. If the Adjusted LIBO Rate as of any date of determination is less than zero percent per annum, then such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount is $1,500,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to any Borrower and Subsidiary of a Borrower from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans outstanding on such date or the Letter of Credit fee, as the case may be, the percentage per annum determined by reference to the applicable Rating Category from time to time in effect as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Rating Category shall be effective on the day on which either rating agency changes its rating and shall continue until the day prior to the day that a further change becomes effective.  Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2014 are required to be delivered shall be at Level III in the Pricing Grid.

Pricing Grid

Pricing Level	Rating Category	Applicable Margin for Eurodollar Loans and Swingline Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee	Applicable Margin for Letter of Credit Fees
I	BBB+ or higher / Baa1 or higher	1.00% per annum	0.00% per annum	0.125% per annum	1.00% per annum
II	BBB / Baa2	1.25% per annum	0.25 per annum	0.175% per annum	1.25% per annum
III	BBB- /Baa3	1.50% per annum	0.50% per annum	0.225% per annum	1.50% per annum
IV	Lower than BBB- / lower than Baa3	1.75% per annum	0.75% per annum	0.275% per annum	1.75% per annum

The credit ratings to be utilized for purposes of the Pricing Grid are those assigned to the senior, unsecured long-term debt securities of BPL without third-party credit enhancement, whether or not any such debt securities are actually outstanding, and any rating assigned to any other debt security of BPL shall be disregarded.  The rating in effect on any date is that in effect at the close of business on such date.  If BPL is split-rated and (1) the ratings differential is one category, the higher of the two ratings will apply (e.g., BBB+/Baa2 results in Level I status), (2) the ratings differential is two categories, the rating which falls between them shall apply (e.g., BBB+/Baa3 results in Level II status) or (3) the ratings differential is three categories, the rate shall be determined by reference to the category immediately below that of the higher of the two ratings (e.g., BBB+/Ba1, then the rate would be based on Level II status).  If neither Moody’s nor S&P has a rating for BPL, then the rate shall be established by reference to Level IV.

If the rating system of Moody’s or S&P shall change, or if either rating agency shall cease to be in the business of rating corporate debt obligations (either such condition, a “Rating System Alteration”), the Borrowers, the Lenders and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Applicable Percentage shall be determined by reference to the rating most recently in effect prior to any such change or cessation.  If the rating system of both Moody’s and S&P shall be subject to a Rating System Alteration, and after a reasonable time the parties cannot agree to a mutually acceptable amendment with respect to Moody’s rating system and cannot agree to a mutually acceptable amendment with respect to S&P’s rating system, the Applicable Margin and the Applicable Percentage shall be determined by reference to Level IV.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the applicable Rating Category as set forth in the Pricing Grid; provided that a change in the Applicable Percentage resulting from a change in the Rating Category shall be effective on the day on which either rating agency changes its rating and shall continue until the day prior to the day that a further change becomes effective.  Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2014 are required to be delivered shall be at Level III in the Pricing Grid.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Bahamas Group” shall mean Baproven Ltd., a Bahamian corporation, and its Subsidiaries.

“Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“BCT” shall have the meaning set forth in the introductory paragraph hereof.

“BES” shall have the meaning set forth in the introductory paragraph hereof.

“BMSC Guaranteed Obligations” shall have the meaning set forth in Section 10.1.

“BMSC Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender to the Buckeye Merchant Service Companies, (ii) all LC Exposure arising from Letters of Credit issued on behalf of any Buckeye Merchant Service Company and (iii) the Swingline Exposure of such Lender with respect to all Swingline Loans funded to the Buckeye Merchant Service Companies.

“BMSC Sublimit” shall mean initially $500,000,000, as modified from time to time pursuant to Sections 2.7 and 2.22.

“Borrower” and “Borrowers” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“BPL” shall have the meaning set forth in the introductory paragraph hereof.

“Buckeye Merchant Service Companies” shall have the meaning set forth in the introductory paragraph hereof.

“Buckeye Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of BPL dated as of November 19, 2010, as amended by that certain Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of BPL dated as of January 18, 2011, Amendment No. 2 to Amended and Restated Agreement of Limited Partnership of BPL dated as of February 21, 2013, Amendment No. 3 to Amended and Restated Agreement of Limited Partnership of BPL dated as of October 1, 2013, Amendment No. 4 to Amended and Restated Agreement of Limited Partnership dated as of September 29, 2014 and as the same may be further amended from time to time after the date hereof as permitted by this Agreement.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“BWIH” shall have the meaning set forth in the introductory paragraph hereof.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Change in Control”  shall mean, (a) any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) shall own and control, beneficially and of record, directly or indirectly, a number of “LP Units” (as defined in the Buckeye Partnership Agreement) that would entitle such person or group to vote LP Units representing, in the aggregate, more than 50% of the total number of outstanding LP Units that are entitled to vote and be counted for purposes of calculating the required votes and that are deemed to be outstanding for purposes of determining a quorum at any annual meeting of the limited partners of BPL or otherwise in the election of “Public Directors” (as defined in the Buckeye Partnership Agreement) of the General Partner; or (b) Continuing Directors cease for any reason to constitute collectively a majority of the members of the board of directors of the General Partner then in office; or (c) BPL shall cease to own and control, beneficially and of record, directly or indirectly, all of the outstanding member or other equity interests in the General Partner, or (d) so long as any Buckeye Merchant Service Company is a Borrower under this Agreement, BPL shall cease to own and control, beneficially and of record, directly or indirectly, all of the outstanding member or other equity interests in each such Buckeye Merchant Service Company.  As used herein, “beneficially own” or words of similar import shall have the meaning provided in Rule 13d-3 of the Exchange Act, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to beneficially own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange pursuant to such offer.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or any Issuing Bank (or, for purposes of Section 2.17(b), by the Parent Company of such Lender or any Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Charges” shall have the meaning set forth in Section 11.12.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan or Swingline Loan and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 11.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Compliance Certificate” shall mean a certificate from a Responsible Officer of BPL in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Adjusted EBITDA” shall mean, for any period, (i) Consolidated EBITDA for such period calculated as if the Unrestricted Subsidiaries are not Subsidiaries of the Borrower and are not consolidated into the financial performance of BPL and its Restricted Subsidiaries, plus (ii) without duplication, dividends and distributions paid in cash by Unrestricted Subsidiaries to the Borrowers or any Restricted Subsidiaries during such period.

“Consolidated EBITDA” shall mean, for BPL and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, without duplication, (A) Consolidated Interest Expense, (B) income or franchise tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation, depletion and amortization expense (including amortization of goodwill) determined on a consolidated basis in accordance with GAAP, (D) non-cash unit-based equity expense for or to employees or board members incurred during the period, (E) the amount, if any, by which the accounting expense associated with any ground lease obligations of Lodi and its Subsidiaries exceeds the cash expenditures payable with respect to such lease obligations, (F) any extraordinary, nonrecurring or unusual charges or losses, (G) all other non-cash charges or losses determined on a consolidated basis in accordance with GAAP (including any impairment charges, write-downs or write-offs, any charges resulting from the application of fair value accounts and any charges resulting from the application of purchasing accounting or changes in accounting principles), and (H) the amount of charges, fees or expenses associated with any Indebtedness, including in connection with the repurchase or repayment thereof, including any premium and acceleration of fees or discounts and other expenses, in each case for such period, minus (iii) to the extent included in determining Consolidated Net Income for such period (A) Federal, state, local and foreign income and franchise tax credits of BPL and its Subsidiaries, (B) all extraordinary, nonrecurring or unusual gains, (C) all non-cash items increasing Consolidated Net Income and (D) any cash payments made during such period in respect of items described in clause (ii)(G) above subsequent to the Fiscal Quarter in which the relevant non-cash charges or losses were reflected as a charge in determining Consolidated Net Income; provided, that, only for purposes of determining compliance with the financial covenant set forth in Section 6.1, if, since the beginning of the period ending on the date for which Consolidated EBITDA is determined, BPL or any Subsidiary shall have made any asset disposition or acquisition, shall have consolidated or merged with or into any Person (other than a Borrower or a Subsidiary), or shall have made any disposition or acquisition of a Subsidiary or of any partial ownership interest in any other Person, Consolidated EBITDA shall be calculated giving pro forma effect thereto (as reasonably diligenced by BPL) as if the disposition, acquisition, consolidation or merger had occurred on the first day of such period, and such calculation shall be determined in good faith by a financial officer of BPL (and BPL will provide to the Administrative Agent such supporting information as Administrative Agent may reasonably request).

“Consolidated Funded Debt” shall mean, as of any date, all Indebtedness of BPL and its Restricted Subsidiaries of the type described in subsections (i), (ii), (iv), (v), (vi), (viii) and (x) of the definition of “Indebtedness”, and Guarantees by BPL and its Restricted Subsidiaries of the foregoing types of Indebtedness, measured as of such date on a consolidated basis, and in any event including any amount Guaranteed by the Borrowers or their Restricted Subsidiaries for the benefit of Unrestricted Subsidiaries in accordance with Section 5.10(b).

“Consolidated Interest Expense” shall mean, for BPL and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, expensed during such period (whether or not actually paid during such period) including amortization, write-off or write-down of debt discount, capitalized interest and debt issuance costs and commissions, discounts and other fees, charges and expenses associated with any letters of credit or Indebtedness, including in connection with the repurchase or repayment thereof, including any premium and acceleration of fees or discounts and other expenses.

“Consolidated Net Income” shall mean, for BPL and its Subsidiaries for any period, the net income (or loss) of BPL and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (i) the net income (but not loss) of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Subsidiary is at the time prohibited by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Subsidiary, or otherwise in each case determined in accordance with GAAP; and (ii) any equity interest of BPL or any of its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary, except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to BPL or any of its Subsidiaries. Notwithstanding clause (ii) above, the Consolidated Net Income attributable to the Bahamas Group shall not be excluded from Consolidated Net Income by virtue of such clause (ii), except that during any period starting with the 30th day after the applicable Governmental Authority has disapproved of the payment of a dividend or similar distribution intended to be made by the Bahamas Group (assuming such disapproval has not been withdrawn, reversed or superseded by an approval of such payment on or prior to such 30th day), and ending on the earlier of (A) the date that such disapproval has been withdrawn, reversed or superseded by an approval of such payment and (B) the date that the payment of another dividend or similar distribution by the Bahamas Group has been approved by the applicable Governmental Authority, the Consolidated Net Income attributable to the Bahamas Group, unless otherwise agreed to by the Required Lenders, shall be reduced immediately and in full, which reduction shall be effective until such period has concluded (it being understood that the Required Lenders may agree to reductions only in part or pursuant to a schedule).

“Consolidated Net Tangible Assets” shall mean as of any date of determination, the total assets of the Borrowers and their Restricted Subsidiaries as set forth on a consolidated balance sheet of the Borrowers and their Restricted Subsidiaries for their most recently completed Fiscal Quarter, prepared in accordance with GAAP, after deducting therefrom:  (a) all current liabilities, excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt; and (b) the book value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrowers and the Restricted Subsidiaries for the Borrowers’ most recently completed Fiscal Quarter, prepared in accordance with GAAP.

“Continuing Director” shall mean, as of any date, any member of the board of directors of the General Partner (A) (I) at any time during the first two years after the Closing Date, individuals who were members of such board of directors or other equivalent governing body as of the Closing Date or (II) thereafter, individuals who were members of such board of directors or other equivalent governing body two years prior to such time, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above (as applicable) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (B) and (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Currency Conversion Date” shall have the meaning set forth in Section 11.17(a).

“Declining Lender” shall have the meaning set forth in Section 2.26.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.12(c).

“Defaulting Lender” shall mean, at any time, subject to Section 2.25(c), (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to any Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan or to pay any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) (each a “funding obligation”) unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding set forth in Sections 3.1 or 3.2 has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (ii) any Lender that has notified any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, (iii) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or any Borrower, failed to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrowers’ receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.25(c)) upon notification of such determination by the Administrative Agent to the Borrowers, the Issuing Banks, the Swingline Lender and the Lenders.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Eligible Account Receivable” means, as of any date, all Accounts Receivable of the Buckeye Merchant Service Companies and their Subsidiaries valued at the then invoiced but outstanding unpaid balance thereof as of such date as to which the following requirements have been fulfilled:

(a) such Account Receivable arises from the conduct of the energy-related businesses (other than power) of any Buckeye Merchant Service Company or its Subsidiaries in conformity with Section 7.2(b);

(b) a Buckeye Merchant Service Company or one of its Subsidiaries has lawful and absolute title to such Account Receivable, and such Account Receivable is not subject to any Liens other than Permitted Encumbrances;

(c) such Account Receivable is a valid, legally enforceable obligation of the party who is obligated under such Account Receivable;

(d) the aggregate amount of all Accounts Receivable included as Eligible Accounts Receivable due from a particular Account Debtor shall be reduced by the amount that is, or which the Buckeye Merchant Service Company and its Subsidiaries have a reasonable basis to believe may be, subject to any dispute, offset, counterclaim or other claim or defense on the part of such Account Debtor;

(e) such Account Receivable has been invoiced with net terms no longer than 30 days, and such Account Receivable is not more than 30 days past due; provided, further, that, an “Eligible Account Receivable” shall include any Account Receivable for which an extension of three (3) days or less has been granted by the applicable Buckeye Merchant Service Company or its applicable Subsidiary if such Account Receivable has been paid during the period of such extension;

(f) such Account Receivable complies with all applicable Laws and regulations to which the Buckeye Merchant Service Companies and their Subsidiaries are subject;

(i) such Account Receivable is reduced by any prepayment or, without duplication, cash margin deposit;

(j) if the Account Debtor of such Account Receivable is a debtor under Chapter 11 of the United States Bankruptcy Code (a “Chapter 11 Debtor”), then such Account Receivable arose after the commencement of the bankruptcy case (the “Petition Date”) of such Account Debtor or has been assumed by such Account Debtor;

(k) at the time of the sale giving rise to such Account Receivable, the Account Debtor is not in contractual default on any other obligations to the Buckeye Merchant Service Companies and their Subsidiaries (other than any amounts subject to a good faith dispute under the applicable contract and any Account Debtor that is a Chapter 11 Debtor solely with respect to contractual defaults that occurred prior to the Petition Date of such Account Debtor) and the Buckeye Merchant Service Companies and their Subsidiaries have no other reason to anticipate that any such prior Indebtedness or newly arising Indebtedness of such Account Debtor will not be paid when due; and

(l) the Account Debtor obligated on such Account Receivable (i) has not admitted in writing its inability to pay its debts generally or made a general assignment for the benefit of its creditors, (ii) has not instituted or had instituted against it a proceeding seeking to adjudicate it a debtor, bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official of it or for any substantial part of its property, and (iii) has not taken any corporate action to authorize any of the foregoing, unless in each case such Account Receivable arose after the Petition Date of such Account Debtor or has been assumed by such Account Debtor.

“Eligible Inventory” (i) inventories of Petroleum Products in which the Buckeye Merchant Service Companies and their Subsidiaries have lawful and absolute title, which are not subject to any Lien in favor of any Person (other than Permitted Encumbrances), minus without duplication the amount of any Permitted Encumbrances on such inventory and (ii) inventory to be delivered to the Buckeye Merchant Service Companies for which title has not yet passed to the Buckeye Merchant Service Companies as of such date of determination, to the extent the Buckeye Merchant Service Companies have paid in cash the purchase price; provided that with respect to the inventory described in this clause (ii), (A) but for the passing of title to the Buckeye Merchant Service Companies, such inventory would fulfill the requirements of the immediately preceding clause (i), (B) the Buckeye Merchant Service Companies shall have the absolute and unqualified contractual right to obtain such inventory and (C) (i) the purchase price of such inventory must have been prepaid and (ii) such inventory must be scheduled to commence transfer of title of such inventory to the Buckeye Merchant Service Companies within three Business Days of the effective prepayment date.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters but only to the extent such health and safety matters arise out of exposure to Hazardous Materials, as now or hereafter in effect.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrowers or any Subsidiary resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement in writing pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrowers or any of their Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 (as in effect on the date hereof) the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or failure to satisfy the minimum funding standard set forth in Section 412 of the Code and Section 303 of ERISA, whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by any Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by any Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by any Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by any Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from any Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards, if necessary, to the next 1/100 of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), gross income or capital, franchise Taxes and branch profits or other similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) any U.S. federal withholding Taxes that (i) are imposed on amounts payable to such Recipient pursuant to a Requirement of Law in effect on the date on which such Recipient becomes a Recipient under this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.25) or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (ii) are attributable to such Recipient’s failure to comply with Section 2.19(e), or (iii) are imposed under FATCA.

“Executive Summary” shall mean the Executive Summary dated September 2014 relating to the Borrowers and the transactions contemplated by this Agreement and the other Loan Documents.

“Existing Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of September 26, 2011, among BPL and BES as borrowers, the lenders party thereto and SunTrust

Bank, as administrative agent (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time prior to the Closing Date).

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Schedule 2.21.

“Extending Lender” shall have the meaning set forth in Section 2.26.

“Extension Effective Date” shall have the meaning set forth in Section 2.26.

“Extension Request Date” shall have the meaning set forth in Section 2.26.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantially comparable) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of September 11, 2014, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by BPL.

“Fiscal Quarter” shall mean any fiscal quarter of BPL.

“Fiscal Year” shall mean any fiscal year of BPL.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“General Partner” shall mean Buckeye GP LLC, a Delaware limited liability company, or any other Restricted Subsidiary that is admitted to BPL as general partner of BPL, in its capacity as general partner of BPL.

“General Partner LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of the General Partner dated as of November 19, 2010, as the same may be amended from time to time as permitted by this Agreement.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, determination, executive order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes regulated pursuant to any Environmental Law.

“Hedged Eligible Inventory” shall mean Eligible Inventory with respect to which the value has been effectively hedged on a net hedge basis for delivery within the next 180 days by either (i) a NYMEX contract or an over-the-counter contract, or (ii) a contract for physical delivery to a counterparty on a written list of counterparties provided by the Borrower from time to time to the Administrative Agent (and updated at least once per Fiscal Quarter) but excluding any such counterparties on such written list that have been affirmatively rejected by the Administrative Agent in its reasonable discretion; provided, however, that Petroleum Products that would constitute Hedged Eligible Inventory except that such inventory has been hedged for delivery within the next 365 days but more than 180 days out (the “Long Term Hedged Inventory”) shall be included as Hedged Eligible Inventory to the extent such Long Term Hedged Inventory does not exceed 25% of the total Hedged Eligible Inventory.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Increase Election” shall have the meaning set forth in Section 6.1.

“Increasing Lender” shall have the meaning set forth in Section 2.22.

“Incremental Commitment” shall have the meaning set forth in Section 2.22.

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.22.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and not overdue by more than 120 days), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, the amount of such Indebtedness being deemed to be the lesser of the fair market value (as determined reasonably and in good faith by such Person) of such property or assets and the amount of the Indebtedness so secured, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person payable in cash, (x) all Off-Balance Sheet Liabilities, (xi) all Hedging Obligations, and (xii) any Indebtedness of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement; provided however, that Indebtedness shall not include obligations under any operating lease of property that is not capitalized on the balance sheet of such Person other than pursuant to clause (x) above.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document.

“Indemnitee” shall have the meaning set forth in Section 11.3(b).

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (or 12 months or less than one month if available to all Lenders); provided that:

(i)                                     the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)                                  if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)                               any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)                              no Interest Period may extend beyond the Revolving Commitment Termination Date.

“Intermediate Investment Account” shall mean the deposit account no. 2079951076125 (or any successor account thereto) held in the name of a Borrower or Restricted Subsidiary holding (i) the proceeds of Accounts Receivable relating to Intermediate Investments and credit card purchases of transportation fuels from retail distributors that have received Intermediate Investments and (ii) funds transferred from time to time by a Borrower or Restricted Subsidiary to pay operating expenses in the ordinary course; provided that, the oil companies that have provided the Intermediate Loans may have access and withdrawal rights with respect to such account.

“Intermediate Investments” shall mean loans and advances made by any Buckeye Merchant Service Company to retail distributors of transportation fuels in connection with the Intermediate Loans.

“Intermediate Loans” shall mean Indebtedness incurred by any Buckeye Merchant Service Company and owed to major oil companies to, among other things, make Intermediate Investments.

“Issuing Bank” shall mean each of SunTrust Bank and each other Lender designated by the Borrowers (with the written approval of the Administrative Agent (such approval not to be withheld unreasonably)) that agrees to act as an Issuing Bank in respect of a Letter of Credit requested by any Borrower to be issued under this Agreement.

“Joint Lead Arrangers” shall mean SunTrust Robinson Humphrey, Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Barclays Bank PLC And UBS Securities LLC.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed $500,000,000.

“LC Disbursement” shall mean a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.21 by any Issuing Bank for the account of any Account Party pursuant to the LC Commitment and any Existing Letter of Credit.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) (A) Consolidated Funded Debt, minus (B) the lesser of (1) the BMSC Revolving Credit Exposure and (2) the sum of (x) 100% of Hedged Eligible Inventory, and (y) 75% of outstanding Eligible Accounts Receivable (provided, however, in no event shall the amount in clause (y) exceed 25% of the sum of clause (x) and (y)),  minus (C) to the extent included in Consolidated Funded Debt, 100% of performance bonds issued by, and letter of credit reimbursement obligations incurred by, the Buckeye Merchant Service Companies (and guarantees thereof by BPL) with respect to fuel tax liabilities of the Buckeye Merchant Service Companies and obligations of the Buckeye Merchant Service Companies under product purchase and/or supply agreements, in an aggregate amount not to exceed $100,000,000, minus (D) 100% of Intermediate Loans not to exceed $5,000,000, minus (E) the principal amount of any bond issuance (so long as 100% of the net proceeds of such bond issuance are held by one or more Borrowers that is a U.S. Person in cash or cash equivalents and such proceeds are not subject to any Liens other than Permitted Encumbrances), in each case measured on a consolidated basis as of such date of determination to (ii) the sum of (A) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement and (B) Material Project EBITDA Adjustments, if any.

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Borrowing, the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters

Screen LIBOR01 Page (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time)) as the London interbank offered rate for Dollar deposits at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period with a maturity comparable to such Interest Period.  If for any reason such rate is not available at any such time for any reason, LIBOR for such Interest Period shall instead be the interest rate per annum reasonably determined by the Administrative Agent and disclosed to BPL in writing, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in an amount equal to the amount of the Eurodollar Loans comprising part of such Borrowing are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, collateral assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing (including any conditional sale, capital lease or other title retention agreement and any financing lease having the same economic effect as any of the foregoing).

“Liquidation Currency” shall have the meaning set forth in Section 11.17(b).

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, and any and all other instruments, agreements and documents executed in connection with any of the foregoing.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, each loan made pursuant to Section 2.22.

“Lodi” shall mean Lodi Gas Storage, L.L.C., a Delaware limited liability company.

“Master Agreement” shall have the meaning set forth in the definition of “Hedging Transaction”.

“Material Acquisition” shall have the meaning set forth in Section 6.1.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the financial condition, business, operations, or properties of BPL and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Borrowers to perform any of their respective obligations under this Agreement or Notes, (iii) the rights and remedies of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders under this Agreement or Notes or (iv) the legality, validity or enforceability of this Agreement or Notes.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrowers or any Restricted Subsidiary, individually or in an aggregate committed or outstanding principal amount exceeding $75,000,000.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Project” means the construction or expansion of any capital project of the Borrowers or any of their Restricted Subsidiaries, the aggregate capital cost of which is reasonably expected by BPL to exceed $20,000,000 (or such lesser amount as may be agreed by the Administrative Agent); provided that BPL may elect that one or more “phases” of a capital project or expansion be treated as an independent Material Project if (A) the aggregate capital cost of such “phase” is reasonably expected by BPL to exceed $10,000,000 (or such lesser amount as may be agreed by the Administrative Agent) and (B) the aggregate capital cost of such “phase”, together with all other “phases” of such capital project or expansion is reasonably expected by BPL to exceed $20,000,000 (or such lesser as may be agreed by the Administrative Agent).

“Material Project EBITDA Adjustments” means, with respect to each Material Project:

(A)                               prior to the Commercial Operation Date of a Material Project (but including the Fiscal Quarter in which such Commercial Operation Date occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated Adjusted EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on contracts or term sheets relating to such Material Project, the creditworthiness of the other parties to such contracts and term sheets, and projected revenues from such contracts and term sheets, capital costs and expenses, scheduled Commercial Operation Date (which shall be no later than 18 months after the last day of the first Fiscal Quarter for which such Material Project EBITDA Adjustments shall be included for purposes of calculating the Leverage Ratio), and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the Borrowers’ option, be included as “Material Project EBITDA Adjustments” for purposes of the Leverage Ratio for the Fiscal Quarter in which construction of such Material Project commences and for each Fiscal Quarter thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated Adjusted EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for Fiscal Quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full Fiscal Quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer), but with any delay resulting from a force majeure event not counting as a delay for purposes of these time periods to the extent approved by the Administrative Agent:  (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(B)                               beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount to be approved by the Administrative Agent as the projected Consolidated Adjusted EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, which may, at the Borrowers’ option, be included as “Material Project EBITDA Adjustments” for purposes of the Leverage Ratio for such Fiscal Quarters (but net of any actual Consolidated Adjusted EBITDA attributable to such Material Project following such Commercial Operation Date).

Notwithstanding the foregoing:

(i)                                     no such additions shall be allowed with respect to any Material Project unless:

(a)                                 not later than 20 days (or such shorter period of time as the Administrative Agent shall agree) prior to the delivery of any certificate required by the terms and provisions of Section 5.1(a) or (b) to the extent Material Project EBITDA Adjustments will be made to Consolidated Adjusted EBITDA in determining compliance with Section 6.1, the Borrowers shall have delivered to the Administrative Agent written pro forma projections of Consolidated Adjusted EBITDA attributable to such Material Project, and

(b)                                 prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, and

(ii)                                  the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated Adjusted EBITDA for such period (which total actual Consolidated Adjusted EBITDA shall be determined without including any Material Project EBITDA Adjustments); provided, that (i) the portion of all Material Project EBITDA Adjustments during any period that are based on term sheets rather than contracts shall be limited to 5% of the total actual Consolidated Adjusted EBITDA for such period (which total actual Consolidated Adjusted EBITDA shall be determined without including any Material Project EBITDA Adjustments) and (ii) no Material Project EBITDA Adjustments during any period that are based on term sheets shall continue to be included for more than 120 days (or such longer period of time as the Administrative Agent shall agree) after such term sheet is executed unless within such time period such term sheet is converted to a binding contract.

“Material Subsidiary” shall mean at any time any direct or indirect Restricted Subsidiary having: (a) assets in an amount equal to at least 10% of the total assets of BPL and its Restricted Subsidiaries determined on a consolidated basis as of the last day of the most recent Fiscal Quarter at such time; or (b) gross revenues or net income in an amount equal to at least 10% of the gross revenues or net income of BPL and its Restricted Subsidiaries on a consolidated basis for the 12-month period ending on the last day of the most recent Fiscal Quarter at such time.

“Maximum Rate” shall have the meaning set forth in Section 11.12.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) a Borrower or a Subsidiary or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which a Borrower, a Subsidiary or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation.  “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such

Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“New Lender” shall have the meaning set forth in Section 2.26.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notes” shall mean, collectively, any promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.6(b).

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Obligations” shall mean all amounts owing by the Borrowers to the Administrative Agent, the Issuing Banks, the Lenders (including the Swingline Lender), and the Joint Lead Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reimbursable fees and expenses of counsel to the Administrative Agent, the Issuing Banks and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation or equivalent document, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation, and any stockholders agreement, (b) for any partnership, the partnership agreement, any certificate of limited partnership or formation or equivalent document, and any other instrument or agreement relating to the rights between or among the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any articles of organization or formation, any equivalent document, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries pursuant to which such trust is formed.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23 or Section 2.24).

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” (as defined in Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 11.4(d).

“Participant Register” shall have the meaning set forth in Section 11.4(d).

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrowers and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(i)                                     Liens imposed by law for Taxes that are not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves, if any, are being maintained in accordance with GAAP;

(ii)                                  statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law (including Liens on property of any Borrower or Restricted Subsidiary in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts not yet due or not overdue by more than sixty (60) days, or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)                               Liens on cash and cash equivalents under or with respect to accounts with brokers or counterparties with respect to Hedging Transactions consisting of cash,

commodities or futures contracts, options, securities, instruments and other like assets securing only Hedging Transactions;

(iv)                              pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(v)                                 pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(vi)                              judgment and attachment liens not giving rise to an Event of Default or inchoate Liens created by or existing from any pending litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vii)                           customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where any Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(viii)                        easements, zoning restrictions, rights-of-way, covenants, restrictions, encroachments and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers and the Restricted Subsidiaries taken as a whole;

(ix)                              withdrawal and access rights held by oil companies with respect to the Intermediate Investment Accounts; and

(x)                                 “first-purchaser” Liens, as defined in Texas Bus. & Com. Code Section 9.343, comparable laws of the states of Oklahoma, Kansas, Wyoming, Mississippi, Wyoming or New Mexico, or any other comparable Law of any such jurisdiction or any other applicable jurisdiction.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products, bio-fuels or any blend thereof.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which any Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Pricing Grid” shall have the meaning set forth in the definition of “Applicable Margin”.

“Pro Rata Share” shall mean with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders).

“Received Currency” shall have the meaning set forth in Section 11.17(a).

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Register” shall have the meaning set forth in Section 11.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, members, shareholders, administrators, trustees, partners, directors, officers, agents, members, employees, accountants, legal counsel or other advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure of the Lenders at such time; provided, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” for any Person shall mean Governmental Requirements applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer or the treasurer of BPL and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of any Borrower or such other representative of any Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Equity Interests, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Equity Interests, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding.

“Restricted Subsidiary” shall mean all Subsidiaries of BPL, other than Unrestricted Subsidiaries.  As of the date hereof, the initial Restricted Subsidiaries shall consist of those Persons listed on Exhibit B-1.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.22, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean, with respect to the Revolving Commitment of any Lender, the earliest of (i) September 30, 2019 or such later date to which such Lender has agreed to extend its Revolving Commitment pursuant to Section 2.26, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.7, and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“Risk Management Policy” shall mean one or more risk management policies applicable to the Buckeye Merchant Service Companies with respect to the funding activities of the Buckeye Merchant Service Companies as approved by the Boards of Directors of the Buckeye Merchant Service Companies.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean, at any time, a country or territory that is or whose government is, the subject or target of any Sanctions or any other relevant sanctions authority.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (ii) any Person listed in any Sanctions-related list of designated Persons by the U.S. Department of State, the United Nations Security Council, the European Union or any member state of the European Union, or (iii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sanctions” shall mean means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Special Entity” of any Person shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which such Person or one or more of its Subsidiaries is a member, owner, partner or joint venturer and either (a) owns, directly or indirectly, at least a majority of the equity or other ownership interests of such entity, or (b) controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law.  For purposes of this definition, any Person that owns directly or indirectly an equity investment in another Person that allows the first Person to manage or elect managers having sufficient power to manage the normal activities of such second Person will be deemed to “control” such second Person (e.g., a sole general partner controls a limited partnership).

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided that notwithstanding anything herein to the contrary, Buckeye Pipeline Services Company shall not be considered a Subsidiary of BPL so long as (x) it would only be considered a Subsidiary because it consolidates into the BPL financial statements pursuant to GAAP, (y) its activities are substantially similar to its activities on the Closing Date and (z) it does not have material operating assets (other than Equity Interests in BPL).  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of BPL.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $150,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings (including backup withholdings) or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Trafigura Acquisition” shall mean the contribution by BPL or one of its wholly-owned Restricted Subsidiaries of approximately $860 million to Buckeye Texas Partners LLC, a Delaware limited liability company in exchange for eighty percent (80%) of the Equity Interests of Buckeye Texas Partners LLC.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean those Persons listed on Exhibit B-2 and any Subsidiary of BPL designated in writing by BPL to the Administrative Agent as an “Unrestricted Subsidiary” in accordance with Section 5.10.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.19(e)(ii).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Borrower or the Administrative Agent, as applicable.

Section 1.2.                                Classifications of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or by Type (e.g. a “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3.                                Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of BPL delivered pursuant to Section 5.1(a); provided that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any provision to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend any provision for such purpose), then the Borrowers’ compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrowers and the Required Lenders and the Borrowers shall provide to the Administrative Agent such line item reconciliations, as the Administrative Agent may reasonably request.  It is understood and agreed that, solely with respect to any change in GAAP after the Closing Date with respect to the accounting for leases as either operating leases or capital leases, any lease that is not (or would not be) a capital lease under GAAP as in effect on the Closing Date will not be treated as a capital lease hereunder solely as a result of such change in GAAP after the Closing Date.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of BPL or any Subsidiary thereof at “fair value”, as defined therein.

Section 1.4.                                Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated and (vi) references to any Governmental Requirement shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Governmental Requirement.

ARTICLE II.

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.                General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans in Dollars to the Borrowers in accordance with Section 2.2, (ii) each Issuing Bank may issue Letters of Credit in accordance with Section 2.21, (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4 and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time.

Section 2.2.                Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrowers, in Dollars and from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount or (c) the aggregate BMSC Revolving Credit Exposure of all Lenders exceeding the BMSC Sublimit.  During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement.

Section 2.3.                Procedure for Revolving Borrowings.  The applicable Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 11.1) of each Revolving Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 12:00 noon three (3) Business Days prior to the requested date of each Eurodollar Borrowing; provided, that such Notice of Revolving Borrowing may be submitted on the Closing Date with respect to any Eurodollar Borrowings made on the Closing Date, solely to the extent such Notice of Revolving Borrowing is accompanied by a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent.  Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the Borrower, (ii) the aggregate principal amount of such Borrowing, (iii) the date of such Borrowing (which shall be a Business Day), (iv) the Type of such Revolving Loan comprising such Borrowing and (v) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrowers may request.  The aggregate principal amount of each Eurodollar Borrowing shall not be less than $3,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.21(d) may be made in lesser amounts as provided therein.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed twelve.  Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4.                Swingline Commitment.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender shall make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect, (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders and (iii) with respect to the Buckeye Merchant Service Companies, the difference between the BMSC Sublimit and the aggregate BMSC Revolving Credit Exposure; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)                                 The applicable Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 11.1) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”) prior to 1:00 p.m. on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the Borrower, (ii) the principal amount of such Swingline Borrowing, (iii) the date of such Swingline Borrowing (which shall be a Business Day) and (iv) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited.  The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the applicable Borrower.  The Swingline Lender will make the proceeds of each Swingline Loan available to the applicable Borrower in Dollars in immediately available funds at the account specified by such Borrower in the applicable Notice of Swingline Borrowing not later than 3:00 p.m. on the requested date of such Swingline Borrowing.

(c)                                  The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrowers (which hereby irrevocably authorize and direct the Swingline Lender to act on their behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan.  Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.5, which will be used solely for the repayment of such Swingline Loan.

(d)                                 If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred.  On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)                                  Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.5.                                Funding of Borrowings.

(a)                                 Each Lender will make available each Loan to be made by it hereunder on such proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. in the case of Eurodollar Loans and by 2:00 p.m. in the case of Base Rate Loans to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4.  The Administrative Agent will make such Loans available to the applicable Borrower promptly on the proposed date (and in any event no later than close of business) by crediting the amounts that it receives, in Dollars in like funds, to an account maintained by such Borrower with the Administrative Agent or, at such Borrower’s option, by effecting a wire transfer of such amounts to an account located in the United State and designated by such Borrower to the Administrative Agent; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                                 Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date on which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the applicable Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower, and such Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.  With respect to any share of a Borrowing not made available by a Lender as contemplated above, if such Lender subsequently pays its share of such Borrowing to the Administrative Agent, then the Administrative Agent shall promptly forward such amount to the Borrower.

(c)                                  All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.6.                                Interest Elections.

(a)                                 Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing.  Thereafter, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section.  The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, the applicable Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 11.1) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.6 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 11:00 a.m. on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)                                  If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrowers shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the applicable Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing.  No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing.  No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d)                                 Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.7.                                Optional Reduction and Termination of Commitments.

(a)                                 Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b)                                 Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 11.1) to the Administrative Agent (which notice shall be irrevocable except that a notice of commitment reduction or termination under this Section 2.7(b) may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of commitment reduction or termination may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied)), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment, the LC Commitment or the BMSC Sublimit shall result in a dollar-for-dollar reduction in the Swingline Commitment, the LC Commitment or the BMSC Sublimit, as the case may be.

(c)                                  Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 11.1) to the Administrative Agent (which notice shall be irrevocable except that a notice of commitment reduction or termination under this Section 2.7(b) may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of commitment reduction or termination may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied)), the Borrowers may reduce the BMSC Sublimit and/or remove any Buckeye Merchant Service Company as a Borrower hereunder; provided that (x) no such reduction shall be permitted which would reduce the BMSC Sublimit to an amount less than the aggregate outstanding BMSC Revolving Credit Exposure of all Lenders, (y) BES shall not be permitted to be removed as a Borrower so long as the BMSC Sublimit is greater than zero, and (z) if the BMSC Sublimit is reduced to zero, the Buckeye Merchant Service Companies shall automatically cease to be Borrowers hereunder, the Guarantee provided by BPL pursuant to Article X shall be terminated and BPL shall be released from all obligations thereunder. A termination of the BMSC Sublimit pursuant to this Section 2.7(c) shall not, in and of itself, result in a reduction of the Aggregate Revolving Commitments. The Lenders authorize the Administrative Agent to enter into all amendments and modifications to this Agreement that are reasonably required to appropriately effect any termination of the BMSC Sublimit or removal of any Buckeye Merchant Service Company as a Borrower pursuant to this Section 2.7(c).

(d)                                 So long as no Event of Default has occurred and is continuing, with the written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.25 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrowers, the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.8.                                Repayment of Loans. The outstanding principal amount of all Revolving Loans of any Lender and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date applicable to the Revolving Commitment of such Lender.

Section 2.9.                                Evidence of Indebtedness.

(a)                                 Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan,  the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.6, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.6, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)                                 This Agreement evidences the obligation of the Borrowers to repay the Loans and is being executed as a “noteless” credit agreement.  However, at the request of any Lender (including the Swingline Lender) at any time, the Borrowers agree that they will execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.                         Optional Prepayments.  The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing which, for the avoidance of doubt, may be delivered by e-mail in accordance with Section 11.1) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment, and (ii) in the case of any prepayment of any Base Rate Borrowing or Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the incurrence of other Indebtedness or any other event, in which case such notice of prepayment may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(d); provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.18.  Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan pursuant to Section 2.4.  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.11.                         Mandatory Prepayments.  If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.7 or otherwise, the Borrowers shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18.  If at any time the aggregate BMSC Revolving Credit Exposure of all Lenders exceeds the BMSC Sublimit, as reduced pursuant to Section 2.7 or otherwise, the Buckeye Merchant Service Companies shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18.  Each prepayment shall be applied first to the Swingline Loans to the full extent thereof, second to the Base Rate Loans to the full extent thereof, and finally to Eurodollar Loans to the full extent thereof.  If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrowers shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.12.                         Interest on Loans.

(a)                                 The Borrowers shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b)                                 The Borrowers shall pay interest on each Swingline Loan at the Base Rate or such other rate of interest as agreed upon by the Borrower and the Swingline Lender plus the Applicable Margin in effect from time to time.

(c)                                  Notwithstanding subsections (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, each Borrower shall pay interest (“Default Interest”) with respect to its portion of all Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to its portion of all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.

(d)                                 Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all outstanding Swingline Loans shall be payable monthly in arrears on the last day of each calendar month.  Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date.  Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date.  Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.  All Default Interest shall be payable on demand.

(e)                                  The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrowers and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13.                         Fees.

(a)                                 BPL agrees to pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by BPL and the Administrative Agent.

(b)                                 BPL agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period.  For purposes of computing the commitment fees, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)                                  BPL agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to each Issuing Banks for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the relevant Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.12(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.

(d)                                 The Borrowers shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date.  The Borrowers shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.

(e)                                  Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2014, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f)                                   Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section or letter of credit fees accruing during such period pursuant to subsection (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (x) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.25, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the relevant Issuing Bank.  The pro rata payment provisions of Section 2.20 shall automatically be deemed adjusted to reflect the provisions of this subsection.

Section 2.14.                         Computation of Interest and Fees.  Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and all fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.15.                         Inability to Determine Interest Rates.  If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(i)                                     the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)                                  the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrowers and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement.  Unless the Borrowers notify the Administrative Agent at least one Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

Section 2.16.                         Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative

Agent, the Administrative Agent shall promptly give notice thereof to the Borrowers and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended.  In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.17.                         Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)                                  impose on any Lender or on any Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein; or

(iii)                               subject any Recipient to any Taxes (other than Indemnified Taxes, Excluded Taxes and Other Connection Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or such Issuing Bank for any such increased costs incurred or reduction suffered.

(b)                                 If any Lender or any Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or such Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, such Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or such Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, such Issuing Bank or such Parent Company for any such reduction suffered.

(c)                                  A certificate of such Lender or such Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, such Issuing Bank or the Parent Company of such Lender or such Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrowers (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the applicable Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.18.                         Funding Indemnity.  In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by any Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, BPL shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such Eurodollar Loan.  A certificate as to any additional amount payable under this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be submitted to the Borrowers by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.19.                         Taxes.

(a)                                 Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable Requirements of Law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the relevant Borrower shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)                                 In addition, without limiting the provisions of subsection (a) of this Section, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Without duplication of its responsibilities under Section 2.19(a), BPL shall indemnify each Recipient within fifteen (15) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable, documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except any such penalties, interest or expenses resulting from a Recipient’s gross negligence or willful misconduct.  Each Recipient agrees to give written notice to the Borrowers of the assertion of any claim against such Recipient relating to such Indemnified Taxes or Other Taxes no later than 180 days after such Recipient obtains knowledge thereof, and the Borrowers shall not be required to pay additional amounts, or indemnify the Recipient, under this Section 2.19 for any such Indemnified Taxes or Other Taxes to the extent such Recipient fails to provide such written notice within such 180-day period.  A certificate as to the amount of such payment or liability delivered to the Borrowers by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent) shall be conclusive, absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Tax Forms.

(i)                                     Any Recipient that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by applicable Requirement of Law, such properly completed and executed documentation prescribed by applicable Requirement of Law or reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding and as will permit the Administrative Agent and the Borrowers to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, any Recipient that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent, on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Recipient is legally entitled to do so, that such Recipient is exempt from U.S. federal backup withholding tax.

(ii)                                  Each Recipient that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Recipient becomes a Recipient under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrowers or the Administrative Agent, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A)                               if such Recipient is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, Form W-8BEN-E, or any successor forms thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN, Form W-8BEN-E, or any successor forms thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)                               duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Recipient are effectively connected with such Recipient’s conduct of a trade or business in the United States;

(C)                               if such Recipient is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, Form W-8BEN-E, or any successor forms thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) reasonably acceptable to the Administrative Agent and the Borrowers, upon which such Recipient certifies that (1) such Recipient is not a bank for purposes of Section 881(c)(3)(A) of the Code, (2) such Recipient is not a 10% shareholder of either of the Borrowers within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Recipient is not a controlled foreign corporation that is related to either of the Borrowers within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Recipient; or

(D)                               if such Recipient is not the beneficial owner (for example, a partnership or a participating Recipient granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.

(iii)                               Each Recipient agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Recipient is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrowers and the Administrative Agent of its inability to update such form or certification.

(f)                                   If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  For purposes of this Section 2.19(f), “FATCA” shall be deemed to include any amendment or successor thereto.

(g)                                  If any Recipient determines, in its discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid with respect to the Taxes giving rise to such refund) within thirty (30) days after receipt thereof, net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority).  The Borrowers, upon the written request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this Section 2.19(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

Section 2.20.                         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.17, 2.18 or 2.19, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18 and 2.19 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan

Documents, pro rata to the Lenders and the Issuing Banks based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, ratably among the parties entitled thereto based on their respective pro rata share so such principal and unreimbursed LC Disbursements.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the relevant Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  Notwithstanding anything herein to the contrary, any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority:  first, to the payment of any amounts owing by such Defaulting

Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank and the Swingline Lender under this Agreement; third, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to the payment of principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; seventh, to the payment of any amounts owing to the Borrower by any Defaulting Lender as a result of a final judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, to the extent that the Administrative Agent has received at least two Business Days’ prior notice of such judgment and a copy of the final order with respect thereto; and eighth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.21.                         Letters of Credit.

(a)                                 During the Availability Period, each Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section shall issue, at the request of any Borrower, Letters of Credit for the account of any Account Party on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; provided that any Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (i)(B) of this clause (a)); (ii) each Letter of Credit shall be for the account of the Account Party named therein; (iii) no Buckeye Merchant Service Company may request a Letter of Credit if, after giving effect to such issuance, the aggregate BMSC Revolving Credit Exposure of all Lenders would exceed the BMSC Sublimit; and (iv) no Borrower may request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount.  Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)                                 To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days (or such shorter period as is acceptable to the Issuing Bank) prior to the requested date of such issuance, amendment, renewal or extension specifying the Account Party, the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to prepare, amend, renew or extend such Letter of Credit.  In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the applicable Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the relevant Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)                                  At least two (2) Business Days prior to the issuance of any Letter of Credit, the relevant Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the relevant Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the relevant Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the relevant Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the relevant Issuing Bank’s usual and customary business practices.  Promptly, upon request by the Borrower or the Administrative Agent, the applicable Issuing Bank will deliver to the Borrower or the Administrative Agent a true and complete copy of any Letter of Credit or any amendment to a Letter of Credit.

(d)                                 Each Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  Each Issuing Bank shall notify the applicable Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such LC Disbursement.  The applicable Borrower shall be, irrevocably and unconditionally obligated to reimburse the relevant Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrowers shall have notified relevant Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the applicable Borrower or Account Party intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to such Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of such Issuing Bank in accordance with Section 2.6.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.

(e)                                  If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the relevant Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred.  Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the relevant Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any of their Subsidiaries, (iv) any breach of this Agreement by any Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the relevant Issuing Bank.  Whenever, at any time after any Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to any Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.

(f)                                   To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the relevant Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the relevant Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.12(d).

(g)                                  If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding that their reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrowers or the applicable Account Parties shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount in cash equal to the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid interest and fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrowers with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 8.1(h) or (i).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Borrowers agree to execute any documents and/or certificates to effectuate the intent of this subsection.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents.  If the Borrowers are required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

(h)           Upon the request of any Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and each Borrower a report describing the aggregate Letters of Credit then outstanding.  Upon the request of any Lender from time to time, each Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)            The Borrowers’ obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)            any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)           the existence of any claim, set-off, defense or other right which any Borrower any Account Party or any Subsidiary or Affiliate of any Borrower or any Account Party may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the relevant Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)          any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)           any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or

(vi)          the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Banks, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)            Notwithstanding any other provision of this Agreement to contrary, in the event that a Letter of Credit is issued on account of an Account Party other than a Borrower, the Borrowers agree that BPL shall be the primary obligor with respect to any reimbursement obligations arising under such Letter of Credit, and that any payments made by BPL to the Administrative Agent in respect of such reimbursement obligations shall be deemed to be a contribution of the amount of such payment to the capital of the applicable Account Party by the applicable Borrower of a like amount, followed by a payment of such reimbursement obligations in a like amount, and will be paid by BPL directly to the Administrative Agent solely to avoid the inefficiency of multiple transfers of funds.

(k)           Unless otherwise expressly agreed by the relevant Issuing Bank and the applicable Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the applicable Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.22.        Increase of Commitments; Additional Lenders.

(a)           From time to time after the Closing Date and in accordance with this Section, the Borrowers and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments hereunder (each such increase, an “Incremental Commitment”) so long as (i) the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $500,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”), (ii) at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist and all representations and warranties of each Borrower set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date), and (iii) any incremental Revolving Commitments provided pursuant to this Section (the “Incremental Revolving Commitments”) shall have terms and conditions, other than upfront fees, that are substantially similar to the terms and conditions of the existing Revolving Commitments.

(b)           The Borrowers shall provide at least 10 Business Days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment, by designating one or more Lenders that have agreed to increase their Revolving Commitments (the “Increasing Lenders”) and/or one or more other banks and financial institutions reasonably acceptable to the Administrative Agent that have agreed to join this Agreement and provide an additional Revolving Commitment (the “Additional Lenders”).  No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.  Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments, as applicable, pursuant to this Section.  The sum of the increase in the Revolving Commitments of Increasing Lenders plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.

(c)           Subject to subsections (a) and (b) of this Section, any increase requested by the Borrowers shall be effective upon delivery to the Administrative Agent of (i) an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrowers, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the each Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrowers with respect to such Incremental Commitment as the Administrative Agent may reasonably request, and (iii) a certificate of the Borrowers signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied.   Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments, the BMSC Sublimit shall be increased proportionately with the increase in the Aggregate Revolving Commitment Amount and Schedule I shall automatically be deemed amended accordingly.

(d)           Upon any Incremental Revolving Commitments becoming effective, (i) the Borrowers shall, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and (y) at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, repay such Loans and then, to the extent elected by the Borrower and subject to the conditions specified in Article III, incur such Loans ratably as between the Incremental Revolving Commitments and the Revolving Commitments outstanding immediately prior to such incurrence and (ii) the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments.  Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences, amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence).

Section 2.23.        Mitigation of Obligations.  If any Lender requests compensation under Section 2.17, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  BPL agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.24.        Replacement of Lenders.  If (a) any Lender requests compensation under Section 2.17, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate (and such Lender agrees to assign and delegate), without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.17 or 2.19) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld (unless such assignment would not require such consent under Section 11.4), (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it and all funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees, any breakage costs required under Section 2.10 and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest and fees) and from the Borrowers (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender.  A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  Nothing in this Section 2.24 shall be deemed to prejudice any rights that the Borrower or any Lender that is not a Defaulting Lender may have against any Lender that is a Defaulting Lender.

Section 2.25.        Defaulting Lenders.

(a)           If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i)            So long as no Event of Default has occurred and is continuing, the LC Exposure and the Swingline Exposure (if any) of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one Business Day after the Administrative Agent has actual knowledge that such Lender has become a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation; and

(ii)           to the extent that any portion (the “unreallocated portion”) of the LC Exposure and the Swingline Exposure of any Defaulting Lender cannot be reallocated or can only partially be effected pursuant to subsection (i) above for any reason the Borrowers will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the relevant Issuing Bank and/or the Swingline Lender), (x) prepay the Swingline Exposure of such Defaulting Lender in an amount at least equal to the aggregate amount of the unreallocated portion of the Swingline Exposure of such Defaulting Lender, (y) Cash Collateralize the LC Exposure of the Defaulting Lender in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure of such Defaulting Lender, or (z) make other arrangements satisfactory to the Administrative Agent, the Issuing Banks and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

provided that neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Banks, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.

(b)           If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its reasonable discretion.

(c)           If the Borrowers, the Administrative Agent, the Issuing Banks and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing).  If any cash collateral has been posted with respect to the LC Exposure or the Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrowers; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d)           So long as any Lender is a Defaulting Lender, no Issuing Bank will be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline Lender will not be required to fund any Swingline Loans, as applicable, unless it is satisfied that 100% of the related LC Exposure and Swingline Exposure after giving effect thereto is fully covered or eliminated by any combination satisfactory to the Issuing Banks or the Swingline Lender, as the case may be, of the following:

(i)            the Swingline Exposure and the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in subsection (a)(i) of this Section;

(ii)           without limiting the provisions of Section 2.25(a)(ii), the Borrowers Cash Collateralize their reimbursement obligations in respect of such Letter of Credit or such Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or such Swingline Loan, or the Borrowers make other arrangements satisfactory to the Administrative Agent, the Issuing Banks and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)          the Borrowers agree that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.20 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reduction.

Section 2.26.        Extension of Revolving Commitment Termination Date.       (a) From time to time after the first anniversary of the Closing Date, but at least 45 days prior to the scheduled Revolving Commitment Termination Date then in effect, the Borrowers may, by written notice to the Administrative Agent, request that the scheduled Revolving Commitment Termination Date then in effect be extended by one calendar year, effective as of a date selected by the Borrowers (the “Extension Effective Date”); provided, that (i) the Borrower may only make one such request in any calendar year and no more than two such requests during the term of this Agreement and (ii) the Extension Effective Date shall be at least 45 days, but not more than 60 days, after the date such extension request is received by the Administrative Agent (the “Extension Request Date”).  Upon receipt of the extension request, the Administrative Agent shall promptly notify each Lender of such request.  If a Lender agrees, in its sole discretion, to so extend the Revolving Commitment Termination Date applicable to its Revolving Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no later than 15 days after the Extension Request Date (or such later date to which the Borrowers and the Administrative Agent shall agree), and the Administrative Agent shall promptly thereafter notify the Borrowers of such Extending Lender’s agreement to extend the Revolving Commitment Termination Date applicable to such Lender’s Revolving Commitment (and such agreement shall be irrevocable until the Extension Effective Date).  The Revolving Commitment of any Lender that fails to accept or respond to the Borrowers’ request for extension of the Revolving Commitment Termination Date (a “Declining Lender”) shall be terminated on the Revolving Commitment Termination Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Revolving Commitment Termination Date the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all accrued and unpaid fees owing to such Declining Lender under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement.

(b)           The Administrative Agent shall promptly notify each Extending Lender of the aggregate Revolving Commitments of the Declining Lenders.  Each Extending Lender may offer to increase its respective Revolving Commitment by an amount not to exceed the aggregate amount of the Declining Lenders’ Revolving Commitments, and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Revolving Commitment no later than 30 days after the Extension Request Date (or such later date to which the Borrowers and the Administrative Agent shall agree), and such offer shall be irrevocable until the Extension Effective Date.  To the extent the aggregate amount of additional Revolving Commitments that the Extending Lenders offer pursuant to the preceding sentence exceeds the aggregate amount of the Declining Lenders’ Revolving Commitments, such additional Revolving Commitments shall be reduced on a pro rata basis.  To the extent the aggregate amount of Revolving Commitments that the Extending Lenders have so offered to extend is less than the aggregate amount of Revolving Commitments that the Borrowers have so requested to be extended, the Borrowers shall have the right to seek additional Commitments from other Persons.  Once the Borrowers have obtained offers to provide the full amount of any Declining Lender’s Commitments (whether from Extending Lenders or other Persons), the Borrowers shall have the right but not the obligation to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the Extending Lenders) which at the time agree to, in the case of any such Person that is an Extending Lender, increase its Revolving Commitment and in the case of any other such Person (a “New Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 11.4, (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such Extension Effective Date as may be specified by the Borrowers and agreed to by the respective New Lenders and Extending Lenders, as the case may be, and the Administrative Agent.

(c)           If, but only if, Extending Lenders and New Lenders, as the case may be, have agreed to provide Revolving Commitments in an aggregate amount greater than 50% of the aggregate amount of the Revolving Commitments outstanding immediately prior to such Extension Effective Date and the conditions precedent in Section 3.2 are met, the Revolving Commitment Termination Date in effect with respect to the Revolving Commitments of such Extending Lenders and New Lenders shall be extended by twelve months.

Section 2.27.        No Joint and Several Liability.  Notwithstanding anything herein to the contrary, in no event shall any Buckeye Merchant Service Company be jointly and severally liable for any obligations of BPL under this Agreement, the Notes or the other Loan Documents.

ARTICLE III.

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.           Conditions to Effectiveness.  The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Banks to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2).

(a)           The Administrative Agent shall have received payment of all fees, expenses for which invoices have been presented and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Syndication Agent and their Affiliates (including reasonable documented fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Joint Lead Arranger.

(b)           The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i)            a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)           a certificate of the Secretary or Assistant Secretary of each Borrower in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its Organizational Documents, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Borrower executing the Loan Documents to which it is a party;

(iii)          certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered Organizational Documents of each Borrower, together with certificates of good standing or existence or the equivalent thereof, as may be available from the Secretary of State of the jurisdiction of organization (or other equivalent Governmental Authority) of such Borrower;

(iv)          customary written opinions of counsel to the Borrowers, addressed to the Administrative Agent, the Issuing Banks and each of the Lenders, and covering such matters relating to the Borrowers, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(v)           a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of any initial Loans, (x) no Default or Event of Default exists, (y) all representations and warranties of each Borrower set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Borrowers described in Section 4.4, there shall have been no change which has had or would reasonably be expected to have a Material Adverse Effect;

(vi)          a duly executed Notice of Borrowing;

(vii)         a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(viii)        certified copies of all consents, approvals, authorizations, registrations, filings and orders, and evidence of the payment of any filing fees or other similar expenses, in each case required to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Borrower or any Lender, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments shall be ongoing, or a certificate, dated the Closing Date and signed by a Responsible Officer, certifying that no such consents, approvals, authorizations, registrations, filings, orders or fee payments are required;

(ix)          copies of a duly executed payoff letter, in form and substance satisfactory to the Administrative Agent, executed by the administrative agent under the Existing Credit Agreement; and

(x)           all documentation and other information about the Borrowers required by the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, or accepted or been satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2.           Conditions to Each Credit Event.  The obligation of each Lender to make a Loan (including any Loan requested on the Closing Date) and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit is subject to Section 2.25(c) and the satisfaction of the following conditions:

(a)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)           at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Borrower set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date);

(c)           the Borrowers shall have delivered the required Notice of Borrowing; and

(d)           with respect to any Borrowing, by or extension of a Letter of Credit on behalf of, BCT, the Administrative Agent has made all filings in the Commonwealth of Puerto Rico deemed necessary by the Administrative Agent in its sole discretion.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent, each Issuing Bank and each Lender as follows:

Section 4.1.           Existence; Power.  Each Borrower, the General Partner and each of the Restricted Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business in all material respects as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.           Organizational Power; Authorization.  The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party are within such Borrower’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action.  This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Borrower is a party, when executed and delivered by such Borrower, will constitute, valid and binding obligations of such Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.           Governmental Approvals; No Conflicts.  The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law or any judgment, order or ruling of any Governmental Authority, in each case, applicable to any Borrower or any Restricted Subsidiary, (c) will not violate the terms of such Borrower’s Organizational Documents, (d) will not violate or result in a default under any Contractual Obligation of any Borrower, the General Partner or any Restricted Subsidiary or any of its assets or give rise to a right thereunder to require any payment to be made by any Borrower or any Restricted Subsidiary and (e) will not result in the creation or imposition of any Lien on any asset of any Borrower, the General Partner or Restricted Subsidiary, except Liens (if any) created under the Loan Documents.

Section 4.4.           Financial Statements.  The Borrowers have furnished to each Lender (i) the audited consolidated balance sheet of BPL and its Subsidiaries as of December 31, 2013, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by Deloitte & Touche LLP and (ii) the unaudited consolidated balance sheet of BPL and its Subsidiaries as of June 30, 2014, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, as applicable, certified by a Responsible Officer.  Such financial statements fairly present in all material respects the consolidated financial condition of BPL and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).  Since December 31, 2013, there have been no changes with respect to the Borrowers and their Restricted Subsidiaries which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5.           Litigation and Environmental Matters.

(a)           No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of any Borrower, threatened against or affecting any Borrower, the General Partner or any Restricted Subsidiary (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)           Neither Borrower nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, in each case with respect to Environmental Liabilities that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.6.           Compliance with Laws and Agreements.  Each Borrower and each Restricted Subsidiary is in compliance with (a) all Organizational Documents of such Person, all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.           Investment Company Act.  Neither Borrower nor any Restricted Subsidiary is an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time.

Section 4.8.           Taxes.  The Borrowers and the Restricted Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same (i) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) are currently being contested in good faith by appropriate proceedings and for which such Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.

Section 4.9.           Margin Regulations.  None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.  Neither Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10.        ERISA.  Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations; (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification); (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) there exists no Unfunded Pension Liability with respect to any Plan; (v) none of the Borrowers, any of their Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make contributions to any Multiemployer Plan; (vi) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the any Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan; (vii) each Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan; (viii) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; and (ix) none of the Borrowers, any of their Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.

Section 4.11.        Ownership of Property.

(a)           Except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, each of the Borrowers and each Restricted Subsidiary has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of BPL referred to in Section 4.4 or purported to have been acquired by any Borrower or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Liens permitted under Section 7.1.  All leases that individually or in the aggregate are material to the business or operations of the Borrowers and their Restricted Subsidiaries are valid and subsisting and are in full force, except as would not reasonably be expected to have a Material Adverse Effect.

(b)           Except as would not have a Material Adverse Effect, (i) each of the Borrowers and each Restricted Subsidiary owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business as currently conducted, and (ii) the use thereof by the Borrowers and their Restricted Subsidiaries does not infringe in any material respect on the rights of any other Person.

Section 4.12.        Disclosure.  All written information (other than estimates and information of a general economic nature) concerning the General Partner, the Borrowers and their Subsidiaries and any transactions contemplated hereby included in the Executive Summary or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Administrative Agent in connection with the transactions contemplated hereby on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Closing Date, did not contain any untrue statement of a material fact as of such date or omit to state a material fact necessary in order to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood that such projected financial information, as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrowers’ control, that actual results during the periods covered by any such projected financial information may differ significantly from the projected results and that such differences may be material and that such projected financial information is not a guarantee of financial performance.

Section 4.13.        Sanctions and Anti-Corruption Laws.  The Borrowers have implemented and maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective officers, directors, employees and agents with Anti-Corruption Laws and applicable Sanctions.  To the extent applicable, the Borrowers and their Subsidiaries and, to the knowledge of the Borrowers, their respective officers, employees, directors, representatives and agents that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance with Anti-Corruption Laws and all applicable Sanctions.  None of the Borrowers, any Subsidiary of the Borrowers nor, to the knowledge of any such Person, any directors or officers of the Borrowers and any Subsidiary of the Borrowers or any Affiliate of the Borrowers (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loans hereunder or the Letters of Credit issued hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or otherwise be used in any manner that would, with respect to any Borrower, any Restricted Subsidiary of a Borrower or, to the knowledge of any Borrower, any other Person, result in the violation of any Anti-Corruption Laws or any Sanctions.

Section 4.14.        Patriot Act.  Neither any Borrower nor any Restricted Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto.  Neither any Borrower nor any Restricted Subsidiary is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Borrowers (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

ARTICLE V.

AFFIRMATIVE COVENANTS

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1.           Financial Statements and Other Information.  The Borrowers will deliver by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by email in accordance with Section 11.1 to the Administrative Agent (for prompt delivery to each Lender):

(a)           as soon as available and in any event within 120 days after the end of each Fiscal Year of BPL, a copy of the annual audited report for such Fiscal Year for BPL and its Subsidiaries, containing a consolidated balance sheet of BPL and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, partners’ equity and cash flows (together with all footnotes thereto) of BPL and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (or, in the case of such balance sheet as of the end of the previous Fiscal Year), all in reasonable detail and reported on by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of BPL and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)           (i) as soon as available and in any event within 60 days after the end of each Fiscal Quarter of BPL (other than the fourth Fiscal Quarter of each Fiscal Year), an unaudited consolidated and consolidating balance sheet of BPL and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of BPL and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of BPL’s previous Fiscal Year and (ii)  as soon as available and in any event within 60 days after the end of each Fiscal Quarter of BES (other than the fourth Fiscal Quarter of each Fiscal Year, which shall be delivered concurrently with the reports referred to in subsection (a)), (A) an unaudited consolidated balance sheet of BES as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of BES and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of BES’s previous Fiscal Year, and (B) a detailed report of Hedged Eligible Inventory describing the hedging agreements to which each Buckeye Merchant Service Company and its Subsidiaries are a party, including the following information: (1) the type of product, (2) volume, (3) location, (4) schedule of inventory hedges in place (with counterparties and maturity dates) and (5) such other detailed information regarding such hedges as reasonably requested by the Administrative Agent and as well as an Accounts Receivable aging report for each Buckeye Merchant Service Company and its respective Subsidiaries.

(c)           concurrently with the delivery of the financial statements referred to in subsections (a) and (b)(i) of this Section, a Compliance Certificate signed by the principal executive officer or the principal financial officer of BPL (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action taken or proposed to be taken with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, and (iii) stating whether any change in GAAP or the application thereof has occurred since the later of December 31, 2013 and the date of the prior Compliance Certificate that affects the Borrowers’ financial statements, and if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(d)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrowers to their shareholders generally, as the case may be; provided that the Borrower shall be deemed to have furnished the information specified in this clause (d) on the date that such information is posted at the Borrower’s website on the Internet or at such other website as notified to the Lenders:

(e)           together with the annual audited financial statements required pursuant to subsection (a) above, (i) a certificate of insurance describing the types and amounts of insurance (property and liability) maintained by BPL and its Subsidiaries, naming the Administrative Agent on behalf of the Lenders as additional insured and (ii) a copy of each Buckeye Merchant Service Company’s current Risk Management Policy;

(f)            promptly after Moody’s or S&P has changed any credit rating relevant for calculating the Applicable Margin or the Applicable Percentage, notice of such change; and

(g)           promptly following any reasonable request therefore by the Administrative Agent (on behalf of any Lender), such other information regarding the results of operations, business affairs and financial condition of any Borrower or any Restricted Subsidiary as the Administrative Agent (on behalf of any Lender) may reasonably request.

Notwithstanding the foregoing, so long as the Borrowers are required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the obligations in paragraphs (a) and (b)(i) of this Section 5.1 shall be deemed satisfied upon the filing (within the applicable time period set forth above) of the Borrowers’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, applicable, filed with the SEC.

Section 5.2.           Notices of Material Events.  The Borrowers will furnish by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by email in accordance with Section 11.1 to the Administrative Agent (for prompt delivery to each Lender) written notice of the following, promptly after any Responsible Officer of any Borrower has knowledge thereof:

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of any Borrower, affecting any Borrower or any Restricted Subsidiary as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which any Borrower or any Restricted Subsidiary (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(d)           promptly and in any event within 15 days after (i) any Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of such Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the Internal Revenue Service pertaining to such ERISA Event and any notices received by such Borrower, Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (1) that there has been a material increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, or (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by any Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of any Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;

(e)           the occurrence of any event of default, or the receipt by any Borrower or any Restricted Subsidiary of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of any Borrower or any Restricted Subsidiary;

(f)            any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto, and, in the occurrence of an event described in subsection (d) above, a copy of any notice filed with the PBGC or the Internal Revenue Service pertaining to such ERISA Event and any notices received by such Borrower, Subsidiary, or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto.

Section 5.3.           Existence; Conduct of Business.  The Borrowers will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except as such would otherwise reasonably expire or be abandoned or permitted to lapse in the ordinary course of business or where the failure to do so (individually or collectively with all such failures other than maintenance of any Borrowers’ existence) would not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.2.

Section 5.4.           Compliance with Laws.  The Borrowers will, and will cause each Restricted Subsidiary to, comply with all Organizational Documents of such Person and all Requirements of Law applicable to its business and properties, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.           Payment of Obligations.  The Borrowers will, and will cause each Restricted Subsidiary to, pay or discharge at or before maturity, all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Borrower or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.           Books and Records.  The Borrowers will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of BPL in conformity with GAAP.

Section 5.7.           Visitation and Inspection.  The Borrowers will, and will cause each Restricted Subsidiary to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrowers; provided that, so long as no Event of Default has occurred and is continuing, the Borrowers shall only be required to pay the reasonable fees and expenses of any such representative with respect to one such visit per year.

Section 5.8.           Maintenance of Properties; Insurance.  The Borrowers will, and will cause each Restricted Subsidiary to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted except where a failure to do so, individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, which are not Affiliates of the Borrower, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other business.  Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of business enterprises of established reputation similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section the Company or any Subsidiary may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction any through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.

Section 5.9.           Use of Proceeds and Letters of Credit.  The Borrowers will use the proceeds of all Loans to finance working capital needs, Acquisitions and capital expenditures, to make distributions and for other general corporate purposes of the Borrowers and their Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.  All Letters of Credit will be used for general corporate purposes.

Section 5.10.        Unrestricted Subsidiaries.

(a)           Each of the Subsidiaries listed on Exhibit B-2 is designated as an Unrestricted Subsidiary as of the Closing Date.  BPL may at any time designate any Restricted Subsidiary as an “Unrestricted Subsidiary” or an Unrestricted Subsidiary as a “Restricted Subsidiary” by written notice to the Administrative Agent so long as immediately before and after such designation no Default or Event of Default shall have occurred and be continuing or result therefrom.  Notwithstanding anything else herein to the contrary, any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted

Subsidiary shall constitute the incurrence at the time of designation of any Liens of such Subsidiary existing at such time.  No Unrestricted Subsidiary shall be subject to or included within the scope of any provision herein or in any other Loan Document, including without limitation any representation, warranty, covenant or Event of Default herein or in any other Loan Document, except as set forth in this Section.

(b)           No Restricted Subsidiary shall guarantee or otherwise become liable in respect of any Indebtedness of, grant any Lien on any of its property (other than Equity Interests of an Unrestricted Subsidiary owned by such Restricted Subsidiary) to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, other than Guarantees for the benefit of Unrestricted Subsidiaries not to exceed $25,000,000 at any one time outstanding.

(c)           Notwithstanding the foregoing, the General Partner shall remain a Restricted Subsidiary at all times, and so long as any Buckeye Merchant Service Company is a Borrower, such Buckeye Merchant Service Company and its respective Subsidiaries shall be a Restricted Subsidiary.

Section 5.11.        Post Closing Covenant.  The Borrowers will deliver, no later than October 10, 2014 (or such later date as may be agreed in writing by the Administrative Agent in its sole discretion), all information required for the Administrative Agent to make all filings in the Commonwealth of Puerto Rico deemed necessary by the Administrative Agent in its sole discretion.

ARTICLE VI.

FINANCIAL COVENANTS

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1.           Leverage Ratio.  The Borrowers will not permit the Leverage Ratio as of the last day of any Fiscal Quarter to exceed 5.00 to 1.00 (the “Required Threshold”), provided, however, that to the extent that any Borrower or any of its Restricted Subsidiaries (i) consummates (A) during any Fiscal Quarter (including any Fiscal Quarter that occurred prior to the Closing Date), an individual Acquisition for which the aggregate consideration is $50,000,000 or more (to the extent that a Borrower makes an Increase Election in respect thereof, a “Material Acquisition”) or (B) in any twelve-month period, one or more Acquisitions (excluding Material Acquisitions) for which the aggregate consideration is $100,000,000 or more and (ii) notifies the Administrative Agent that the Borrower elects to increase the Required Threshold as a result thereof (an “Increase Election”), which notice may be given by the Borrowers at any time, then the Required Threshold for such Fiscal Quarter in which such individual Acquisition described in clause (A) occurred or in which the aggregate consideration for such Acquisitions described in clause (B) equaled or exceeded $100,000,000 and in either case the immediately three following Fiscal Quarters shall be increased to 5.50:1.00.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 7.1.           Liens.  The Borrowers will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness on any of their assets or property now owned or hereafter acquired except:

(a)           Liens securing the Obligations (which Liens may, if required as a condition to the granting or acceptance thereof, also secure, on a pari passu basis, any Hedging Obligations with Lenders or their Affiliates);

(b)           purchase money Liens upon or in any assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary to secure the purchase price or the cost of construction or improvement of such assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien attaches to such asset concurrently or within 270 days after the acquisition or the completion of the construction, repair, renovation, replacement or improvement (as applicable) thereof; (ii) any such Lien does not extend to any other asset; and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(c)           Liens on Equity Interests of Unrestricted Subsidiaries or joint ventures securing Indebtedness of such Unrestricted Subsidiary or joint venture;

(d)           Liens on cash and cash equivalents under or with respect to accounts with brokers or counterparties with respect to Hedging Transactions consisting of cash, commodities or futures contracts, options, securities, instruments and other like assets securing only Hedging Transactions;

(e)           Liens not otherwise permitted herein that secure Indebtedness in an aggregate principal amount not to exceed at any time outstanding 15% of Consolidated Net Tangible Assets;

provided, that so long as any Buckeye Merchant Service Company is a Borrower, neither such Buckeye Merchant Service Company nor any of its Subsidiaries may create, incur, assume or suffer to exist any Lien on any of their assets or property now owned or hereafter acquired, other than (i) Permitted Encumbrances, (ii) Liens permitted pursuant to clause (a) above, (iii) purchase money Liens securing Indebtedness for equipment acquired in the ordinary course of business not to exceed $1,000,000 in an aggregate principal amount at any one time outstanding; provided that such Liens do not encumber any property other than the property financed by such Indebtedness; and (iv)  other Liens that secure Indebtedness or other obligations in an aggregate amount not to exceed $10,000,000.

Section 7.2.           Fundamental Changes.

(a)           The Borrowers will not merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing any Person may merge or consolidate with or into a Borrower in a transaction in which the surviving Person is (A) a Borrower or (B) another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person expressly assumes all the obligations of such Borrower under the Loan Documents, pursuant to an assumption agreement reasonably acceptable to the Administrative Agent, in which event such Person will succeed to, and be substituted for, such Borrower.

Notwithstanding the foregoing, and without limiting the Borrowers’ ability to enter into a transaction in accordance with the proviso above, the foregoing shall not apply to any Buckeye Merchant Service Company if it shall cease to be a Borrower hereunder prior to or substantially contemporaneously with any such transaction.

(b)           The Borrowers and the Restricted Subsidiaries, taken as a whole, will not engage to any material extent in any business other than (i) businesses of the type conducted by the Borrowers and their Restricted Subsidiaries on the date hereof and businesses reasonably related, complementary or ancillary thereto or (ii) other businesses generating “qualifying income” under the Code (for the avoidance of doubt no business shall be considered to be not reasonably related, complementary or ancillary to the current business of the Borrowers solely by virtue of being conducted in a jurisdiction other than the United States of America or Canada).

Section 7.3.           Restricted Payments.  BPL will not make any Restricted Payment, if an Event of Default pursuant to Section 8.1(a), (b), (d) (with respect to Article VI), (e), (h), (i) or (j) has occurred and is continuing or would result therefrom.

Section 7.4.           Transactions with Affiliates.  The Borrowers will not, and will not permit any of their Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) transactions, or a series of transactions, taken as a whole, that are at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the General Partner, any Borrower and any Restricted Subsidiary not involving any other Affiliates, (c) any Restricted Payment permitted by Section 7.3, (d) investments in Unrestricted Subsidiaries (including Guarantees permitted by Section 5.10(b)) or joint ventures, (e) transactions contemplated by the Buckeye Partnership Agreement, (f) the payment of reasonable fees to members of the board of directors (or similar governing body) of the General Partner, any Borrower or any Restricted Subsidiary who are not employees of the General Partner, any such Borrower or any such Restricted Subsidiary, (g) compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the General Partner, the Borrower or its Restricted Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the board of directors (or similar governing body) of the General Partner, any Borrower or any Restricted Subsidiary and (i) transactions that, in the aggregate, involve consideration of less than $10,000,000 and are not otherwise material to the business of BPL and the Restricted Subsidiaries, taken as a whole.

Section 7.5.           Restrictive Agreements.  The Borrowers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to any Borrower or any other Restricted Subsidiary thereof or to transfer any of its property or assets to any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.5 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, so long as such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder and (iv) the foregoing shall not apply to any other agreement if BPL reasonably concludes that the entering into such agreement could not reasonably be expected to result in the failure of the Borrowers to comply with Section 6.1, for purposes of this clause (iv), there being excluded from Consolidated Net Income the net income of any Subsidiary of BPL to the extent that the declaration or payment of dividends or distributions with respect to its Equity Interests, or its ability to make or repay loans or advances to BPL or any Subsidiary thereof or to transfer any of its property or assets to BPL or any Subsidiary thereof is at the time prohibited by the operation of such agreement.

Section 7.6.           Accounting Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as permitted or required by GAAP, or change the fiscal year of BPL or of any of its Restricted Subsidiaries, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of BPL.

Section 7.7.           Government Regulation.  The Borrowers will not, and will not permit any Restricted Subsidiary to, (a) be or become subject at any time to any law, regulation, or list of any Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Borrowers, (b) use the proceeds of any Loan or a Letter of Credit to fund any activities that at the time of such funding would, directly or indirectly, result in the violation of any Sanctions by any Borrower, any Restricted Subsidiary of a Borrower or, to the knowledge of any such Person, any other Person, or (c) fail to provide documentary and other evidence of the identity of the Borrowers as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Borrowers or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.  The Borrowers shall maintain in effect and enforce policies and procedures designed to ensure compliance by each Borrower and all Subsidiaries of a Borrower and their respective officers, directors, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VIII.

EVENTS OF DEFAULT

Section 8.1.           Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)           the Borrowers shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)           the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)           any representation or warranty made or deemed made by or on behalf of any Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d)           the Borrowers shall fail to observe or perform any covenant or agreement contained in Section 5.2(a), or 5.3 (with respect to any Borrower’s legal existence) or Article VI or VII; or

(e)           any Borrower shall fail to observe or perform any covenant contained in Section 5.1(a), (b) or (c), and such failure shall remain unremedied for five (5) days; or

(f)            any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) (d) and (e) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of any Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to any Borrower by the Administrative Agent or any Lender; or

(g)           any Borrower or any Material Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate of the maturity of such Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by customary mandatory prepayment provisions for asset sales, receipt of insurance or condemnation proceeds, or the raising of debt or equity), purchased or defeased, or any offer to prepay, redeem (other than by a regularly scheduled required prepayment or redemption or by customary mandatory prepayment provisions for asset sales, receipt of insurance or condemnation proceeds, or the raising of debt or equity), purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h)           any Borrower or any Material Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or any such Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)            any Borrower or any Material Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts generally as they become due; or

(k)           (i) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; (ii) there is or arises an aggregate Unfunded Pension Liability (determined by totaling the Unfunded Pension Liability of all Plans with a positive Unfunded Pension Liability), that would reasonably be expected to result in a Material Adverse Effect; or (iii) there is or arises any Withdrawal Liability, in an aggregate amount, that would reasonably be expected to result in a Material Adverse Effect; or

(l)            any judgment or order for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against any Borrower or any Material Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which either a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect or such judgment or order shall not be satisfied in full; or

(m)          any non-monetary judgment or order shall be rendered against any Borrower or any Material Subsidiary that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which either a discharge or stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)           a Change in Control shall occur or exist; or

(o)           the Guarantee of BPL set forth in Article X shall for any reason other than pursuant to Section 2.7(c) cease to be valid and binding on, or enforceable against, BPL, or BPL shall so state in writing, or BPL shall seek to terminate its obligation under such Guarantee;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (g) or (h) with respect to any Borrower shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.1.           Appointment of Administrative Agent.

(a)           Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact or the Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)           Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the relevant Issuing Bank with respect thereto; provided, that each Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the relevant Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the relevant Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to each Issuing Bank.

Section 9.2.           Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by any Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative

Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

Section 9.3.           Lack of Reliance on the Administrative Agent.  Each of the Lenders, the Swingline Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swingline Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.           Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.           Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.           The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.           Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrowers provided that no Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent after consultation with the Borrower, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)           Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8.           Withholding Tax.

(a)           To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(b)           Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

Section 9.9.           Administrative Agent May File Proofs of Claim.

(a)           In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, Issuing Banks and the Administrative Agent under Section 11.3) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)           any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.        Authorization to Execute other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.11.        Documentation Agent; Co-Syndication Agents.  Each Lender hereby designates Barclays Bank PLC and UBS Securities LLC as Co-Documentation Agents and agrees that the Co-Documentation Agents shall have no duties or obligations under any Loan Documents to any Lender or any Borrower.  Each Lender hereby designates JP Morgan Chase Bank, N.A. and Wells Fargo Bank, N.A. as Co-Syndication Agents and agrees that the Co-Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or any Borrower.

ARTICLE X.  GUARANTY

Section 10.1.        Guaranty Obligations.  BPL hereby irrevocably and unconditionally, guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, and performance of all Obligations owing by all Buckeye Merchant Service Companies to the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders, or any of them, under this Agreement and the other Loan Documents, including all renewals, extensions, modifications and refinancings thereof, now or hereafter owing, whether for principal, interest, premiums, fees, expenses or otherwise (collectively, the “BMSC Guaranteed Obligations”).  Any and all payments by BPL hereunder shall be made free and clear of and without deduction for any set-off, counterclaim, or withholding so that, in each case, the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders will receive, after giving effect to any Taxes, the full amount that it would otherwise be entitled to receive with respect to the BMSC Guaranteed Obligations.  BPL acknowledges and agrees that this is a continuing guaranty of payment when due and performance, and not of collection, and that this guaranty may be enforced up to the full amount of the BMSC Guaranteed Obligations without proceeding against any Buckeye Merchant Service Company, against any security for the Obligations or under any other guaranty covering any portion of the Obligations.

Section 10.2.        Guaranty Absolute.

(a)           BPL guarantees that the BMSC Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents.  The liability of BPL under its guaranty in this Article X shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not BPL consents thereto or has notice thereof):

(i)            the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Obligations of the primary obligor under this Agreement, any other Loan Document or any other agreement, document or instrument to which such primary obligor is or may become a party;

(ii)           the absence of any action to enforce this Agreement (including this Article X) or any other Loan Document or the waiver or consent by any guaranteed party with respect to any of the provisions thereof;

(iii)          the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by any Lender in respect thereof (including the release of any such security);

(iv)          the insolvency of the primary obligor; or

(v)           any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(b)           BPL shall be regarded, and shall be in the same position, as principal debtor with respect to the BMSC Guaranteed Obligations.

Section 10.3.        Waivers.

(a)           BPL expressly waives all rights it may now or in the future have under any statute, at common law, at law or in equity or otherwise, to compel the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender to marshal assets or to proceed in respect of the Obligations against any Buckeye Merchant Service Company or other Person before proceeding against, or as a condition to proceeding against, BPL.  BPL further expressly waives and agrees, to the fullest extent permitted by applicable law, not to assert or take advantage of any defense based upon the failure of the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender to commence an action in respect of the Obligations against any Buckeye Merchant Service Company or other Person.  BPL agrees that any notice or directive given at any time to the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender which is inconsistent with the waivers in this paragraph shall be null and void and may be ignored by the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender, and may not be pleaded or introduced as evidence in any litigation relating to the Obligations of BPL unless the Required Lenders have specifically agreed otherwise in writing.  The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for the provisions of this Section 10.3 and such waivers, the Lenders would decline to make the Loans.

(b)           BPL waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in any Buckeye Merchant Service Company’s financial condition or any other fact which might materially increase the risk to BPL) with respect to any of the Obligations or all other demands whatsoever, except to the extent specifically set forth herein or in the other Loan Documents.  To the extent permitted by applicable law, BPL waives the benefit of all provisions of law which are in conflict with the terms of this Agreement.  BPL represents, warrants and agrees that its Obligations are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, any Issuing Bank, they Swingline Lender or any Lender, or any Buckeye Merchant Service Company now existing or which may arise in the future.

Section 10.4.        Subordination of Subrogation.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, BPL hereby expressly and irrevocably subordinates to payment of the Obligations of the Buckeye Merchant Service Companies any and all rights at law or in equity to subrogation,  reimbursement,  exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations of the Buckeye Merchant Service Companies are indefeasibly paid in full in cash and the Commitments have been terminated.  BPL acknowledges and agrees that this subordination is intended to benefit the Lenders and shall not limit or otherwise affect BPL’s liability hereunder or the enforceability of this Article X, and that the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Article X.

Section 10.5.        Reinstatement.  This guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any BMSC Guaranteed Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

ARTICLE XI.
MISCELLANEOUS

Section 11.1.        Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other electronic transmission, including e-mail, as follows:

To the Borrowers:	Buckeye Partners, L.P. Buckeye Energy Services LLC 1 Greenway Plaza, Suite 600 Houston, TX 77046 Attention: Assistant Treasurer Telecopy Number: 832.615.8602 Email: mhugetz@buckeye.com

With a copy to:

Buckeye Partners, L.P. Buckeye Energy Services LLC 1 Greenway Plaza, Suite 600 Houston, TX 77046 Attention: General Counsel Email: wschmidt@buckeye.com

and

Pamela Kellet Latham & Watkins LLP 811 Main Street Suite 3700 Houston, TX 77002 Direct Dial: +1.713.546.7470 Fax: +1.713.546.5401 Email: pamela.kellet@lw.com http://www.lw.com

To the Administrative Agent:	SunTrust Bank 3333 Peachtree Road., 8th Floor Mail Code — GA-ATL-1929 Atlanta, Georgia 30326 Attention: Carmen Malizia Telecopy Number: (404) 439-7470 Email: Carmen.malizia@suntrust.com

With a copy to:	SunTrust Bank Agency Services 303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308 Attention: Doug Weltz Telecopy Number: (404) 221-2001 Email: agency.services@suntrust.com

and

King & Spalding LLP 1180 Peachtree Street, N.W. Atlanta, Georgia 30309 Attention: Carolyn Z. Alford Telecopy Number: (404) 572-5100
Email: czalford@kslaw.com

To SunTrust Bank as an
Issuing Bank:

SunTrust Bank
25 Park Place, N.E. / Mail Code 3706 / 16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telecopy Number: (404) 214-8584
Email: International.Operations@suntrust.com

To the Swingline Lender:	SunTrust Bank Agency Services 303 Peachtree Street, N.E. / 25th Floor Atlanta, Georgia 30308 Attention: Doug Weltz Telecopy Number: (404) 221-2001 Email: agency.services@suntrust.com

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine, or if delivered by electronic mail or other telecommunications device, when received at an e-mail address provided in clause (a), or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided, that notices delivered to the Administrative Agent, any Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.  All notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described above of notification that such notice or communication is available and identifying the website address therefor.

(b)           Any agreement of the Administrative Agent, any Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers.  The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent, the Issuing Banks and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice.  The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the

Administrative Agent, any Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, any Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, such Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

Section 11.2.        Waiver; Amendments.

(a)           No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)           No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders, or the Borrowers and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender;

(ii)           increase the BMSC Sublimit without the written consent of each Lender affected thereby;

(iii)          reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (it being understood that a waiver of default interest shall not constitute a reduction of the interest rate);

(iv)          postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(v)           change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(vi)          change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; or

(vii)         release BPL from its Guarantee under Article X, or limit the liability of BPL thereunder without the written consent of each Lender; provided that this clause (vii) shall not prohibit any amendment intended to reflect the release of such Guarantee pursuant to Section 2.7(c);

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of such Person.

(c)           Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased, the Revolving Commitment Termination Date may not be extended and, except as otherwise set forth herein, amounts payable to such Lender hereunder may not be permanently reduced, in each case without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).

(d)           Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(e)           Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Exposure and any Incremental Commitments and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.20(b) or (c) or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in subsection (d) or (e)(i) of this Section.

Section 11.3.        Expenses; Indemnification.

(a)           The Borrowers shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated),  (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of outside counsel) incurred by the Administrative Agent, any Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are Taxes or are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) a claim brought by any Borrower against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations under any of the Loan Documents, or (iii) disputes arising solely between Indemnitees and not (x) involving any action or inaction by any Borrower or any of their subsidiaries or (y) relating to any action of such Indemnitee in its capacity as Administrative Agent or Joint Lead Arranger.  No Borrower shall, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity has been sought hereunder by such Indemnitee, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such indemnity and does not include any admission of liability.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)           To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, any Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable)

determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

(d)           To the extent permitted by applicable law, neither the Borrowers nor any Indemnitee shall assert, and each hereby waives, any claim, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (including any loss of profits, business or anticipated savings),as opposed to actual or direct damages, arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof, provided, however, that the foregoing waiver shall not limit the indemnification obligations of the Borrowers.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 11.4.        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than to the extent permitted by Section 7.2) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit

Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to Section 8.1(a), (b), (h), (i) or (j)  has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrowers;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required all assignments, other than assignments to another Lender with a Commitment that is not a Defaulting Lender; and

(C)          the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)          Assignment and Acceptance.  The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement platform, or manually if previously confirmed, together with a processing and recordation fee of $3,500 payable by the assignee unless waived in the sole discretion of the Administrative Agent, (B) deliver an Administrative Questionnaire unless the assignee is already a Lender and (C) deliver the documents required under Section 2.19(e) and (f).

(v)           No Assignment to any Borrower.  No such assignment shall be made to any Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such

Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Information contained in the Register with respect to such Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.  In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrowers’ agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers hereby agree that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swingline Lender or the Issuing Banks, sell participations to any Person (other than a natural person, any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 11.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; or (vi) release BPL, or limit the liability of BPL, under Article X.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18, and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.19(e) and Section 2.23 as though it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.20 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.17 and Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant shall not be entitled to the benefits of Section 2.19 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) and (f) as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.5.        Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)           Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or such New York state court or, to the extent permitted by applicable law, such appellate court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

(c)           The Borrowers irrevocably and unconditionally waive any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 11.6.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.7.        Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender and such Issuing Bank to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender or such Issuing Bank, as the case may be, irrespective of whether such Lender or such Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured.  Each Lender and each Issuing Bank agrees promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender or such Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender and each Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other

Indebtedness or other obligations owed by the Borrowers and any of their Subsidiaries to such Lender or such Issuing Bank.

Section 11.8.        Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.9.        Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.17, 2.18, 2.19, and 11.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 11.10.      Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11.      Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of any information relating to the Borrowers or any of their Subsidiaries or any of their respective businesses provided to it by the Borrowers or any of their Subsidiaries, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any of their Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, any such Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and be instructed to keep such information confidential), (ii) to the extent required by applicable law, compulsory legal process or regulation or as requested or required by any governmental or regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners) (iii) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrowers or any of their Subsidiaries that the Administrative Agent, Lender or Related Party reasonably believes not to be in violation of confidentiality limitations, (iv) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (v) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (vi) to any rating agency, (vii) to the CUSIP Service Bureau or any similar organization, or (viii) with the consent of the Borrowers.  In addition, the Administrative Agent, any Issuing Bank and any Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.   In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Borrower (whether or not a Loan Document), the terms of this Section shall govern.

Section 11.12.      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 11.13.      Waiver of Effect of Corporate Seal.  Each Borrower represents and warrants it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to its Organizational Documents or any Requirement of Law, agrees that this Agreement is delivered by such Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.14.      Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.

Section 11.15.      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between each Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) each Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to any Borrower or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii)  the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to any Borrower or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrowers hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.16.      Location of Closing.  Each Lender and each Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036.  The Borrowers acknowledge and agree that they have delivered, with the intent to be bound, their executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036.  All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 11.17.      Judgment Currency.

(a)           If payment is not made in Dollars or if any court or tribunal shall render a judgment or order for the payment of amounts due hereunder or under any promissory notes issued pursuant hereto and such judgment is expressed in a currency other than Dollars, the relevant Borrower shall indemnify and hold the relevant Lenders harmless against any deficiency incurred by such Lenders with respect to the amount received by such Lenders to the extent the rate of exchange at which Dollars are convertible into the currency actually received or the currency in which the judgment is expressed (the “Received Currency”) is not the reciprocal of the rate of exchange at which the Administrative Agent would be able to purchase Dollars with the Received Currency, in each case on the Business Day following receipt of the Received Currency in accordance with normal banking procedures.  If the court or tribunal has fixed the date on which the rate of exchange is determined for the conversion of the judgment currency into Dollars (the “Currency Conversion Date”) and if there is a change in the rate of exchange prevailing between the Currency Conversion Date and the date of receipt by the relevant Lenders, then the relevant Borrower will, notwithstanding such judgment or order, pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Received Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount then due to the relevant Lenders from such Borrower hereunder in Dollars.

(b)           If a Borrower shall wind up, liquidate, dissolve or become a debtor in bankruptcy while there remains outstanding:  (i) any amounts owing to the Lenders hereunder or under the other Loan Documents, (ii) any damages owing to the Lenders in respect of a breach of any of the terms hereof, or (iii) any judgment or order rendered in respect of such amounts or damages, such

Borrower shall indemnify and hold the Lenders harmless against any deficiency in the amounts received by the Lenders arising or resulting from any variation as between:  (i) the rate of exchange at which Dollars are converted into another currency (the “Liquidation Currency”) for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in Dollars due or contingently due hereunder, under the other Loan Documents or under any judgment or order to which the relevant obligations hereunder or under the other Loan Documents shall have been merged and (ii) the rate of exchange at which Administrative Agent would, in accordance with normal banking procedures, be able to purchase Dollars with the Liquidation Currency at the earlier of (A) the date of payment of such amounts or damages and (B) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy.  As used in the preceding sentence, the “final date” or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy shall be the date fixed by the liquidator under the applicable law as being the last practicable date as of which the liabilities of such Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate Person in respect thereof.

(remainder of page left intentionally blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUCKEYE PARTNERS, L.P.
By Buckeye GP LLC, its sole general partner

By	/s/ Keith E. St.Clair
	Name:	Keith E. St.Clair
	Title:	Executive Vice President
and Chief Financial Officer

BUCKEYE ENERGY SERVICES LLC

By	/s/ Kevin J. Goodwin
	Name:	Kevin J. Goodwin
	Title:	Vice President and Treasurer

BUCKEYE CARIBBEAN TERMINALS LLC

By	/s/ Kevin J. Goodwin
	Name:	Kevin J. Goodwin
	Title:	Vice President and Treasurer

BUCKEYE WEST INDIES HOLDINGS LP
By Buckeye West Indies Holdings GP LLC,
its sole general partner

By	/s/ Kevin J. Goodwin
	Name:	Kevin J. Goodwin
	Title:	Vice President and Treasurer

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

SUNTRUST BANK
as the Administrative Agent, as an Issuing Bank, as the Swingline Lender and as a Lender

By	/s/ Carmen Malizia
	Name:	Carmen Malizia
	Title:	Director

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

WELLS FARGO BANK N.A.,
as a Lender

By	/s/ Borden Tennant
	Name:	Borden Tennant
	Title:	Assistant Vice President

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

JPMORGAN CHASE BANK N.A.,
as a Lender

By	/s/ Thomas Okamoto
	Name:	Thomas Okamoto
	Title:	Authorized Officer

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

BARCLAYS BANK PLC,
as a Lender

By	/s/ Irina Dimova
	Name:	Irina Dimova
	Title:	Vice President

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

UBS AG, STAMFORD BRANCH,
as a Lender

By	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director

By	/s/ Jennifer Anderson
	Name:	Jennifer Anderson
	Title:	Associate Director

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

BNP PARIBAS,
as a Lender

By	/s/ Joe Onischuk
	Name:	Joe Onischuk
	Title:	Managing Director

By	/s/ Mark Renaud
	Name:	Mark Renaud
	Title:	Managing Director

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By	/s/ DeVon J. Lang
	Name:	DeVon J. Lang
	Title:	Vice President

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

COMPASS BANK,
as a Lender

By	/s/ Raj Nambiar
	Name:	Raj Nambiar
	Title:	Vice President

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

MORGAN STANLEY BANK, N.A.,
as a Lender

By	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

By	/s/ Andreas Neumeier
	Name:	Andreas Neumeier
	Title:	Managing Director

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By	/s/ M. Colin Warman
	Name:	M. Colin Warman
	Title:	Vice President

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

ROYAL BANK OF CANADA,
as a Lender

By	/s/ Jason S. York
	Name:	Jason S. York
	Title:	Authorized Signatory

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By	/s/ James Weinstein
	Name:	James Weinstein
	Title:	Managing Director

SIGNATURE PAGE TO

REVOLVING CREDIT AGREEMENT

SCHEDULE I

COMMITMENT AMOUNTS

Lender	Revolving Commitment Amount
SunTrust Bank	$140,000,000
Wells Fargo Bank, N.A.	$140,000,000
JPMorgan Chase Bank, N.A.	$140,000,000
Barclays Bank PLC	$140,000,000
UBS AG, Stamford Branch	$140,000,000
BNP Paribas S.A.	$110,000,000
Deutsche Bank AG New York Branch	$110,000,000
PNC Bank NA	$110,000,000
Royal Bank of Canada	$110,000,000
Compass Bank	$90,000,000
Branch Banking & Trust Company	$90,000,000
Morgan Stanley Bank, N.A.	$90,000,000
Sumitomo Mitsui Banking Corporation	$90,000,000
Total:	$1,500,000,000

SCHEDULE 2.21

EXISTING LETTERS OF CREDIT

Issuer	Beneficiary	Purpose	Amount $	Counterparty	Issue Date	Expiration Date
SunTrust Bank	National Union Fire Insurance Co.	Insurance	$74,312.00	Buckeye Pipe Line Company L.P.	1/17/2002	1/16/2015
SunTrust Bank	The Port Authority of New York and New Jersey	Right of Way	$345,000.00	Buckeye Pipe Line Company L.P.	8/17/2005	8/17/2015
SunTrust Bank	Zurich American Insurance Company	Insurance	$325,000.00	Buckeye Partners L.P.	3/4/2011	3/04/2015
SunTrust Bank	Royal Bank of Canada	Insurance	$433,264.00	Buckeye Energy Services L.L.C.	9/28/2011	9/23/2015
SunTrust Bank	Will County Dept. of Highways	Right of Way	$15,000.00	Buckeye Pipe Line Company L.P.	10/16/2006	9/15/2015
	TOTAL		$1,192,576.00

SCHEDULE 7.5

RESTRICTIVE AGREEMENTS

None